EXHIBIT 10.1

MASTERCARD
SENIOR EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

As Amended and Restated Effective September 7, 2022

Mastercard Incorporated and subsidiaries (collectively or individually, as the context requires, the “Company”) has adopted the Mastercard Senior Executive Annual Incentive Compensation Plan (the “Plan”) to reward senior executives for successfully achieving performance goals that are in direct support of corporate and business unit/regional goals.
ARTICLE I
DEFINITIONS
Section 1.1    “Board” shall mean the Board of Directors of the Company.
Section 1.2    “Committee” shall mean the Human Resources and Compensation Committee of the Board of Directors of the Company, or such other committee or subcommittee designated by the Board to administer the Plan.
Section 1.3    “Disability” shall mean total and permanent disability in accordance with the Company’s long-term disability plan, as determined by the Committee.
Section 1.4    “Participant” shall mean, with respect to any Performance Period, all members of the Company’s Executive Leadership Team (ELT) and such other employees who are selected in writing by the Committee in its sole and absolute discretion.
Section 1.5    “Performance Period” shall mean a period of no less than 90 days during which the attainment of performance targets shall be measured for purposes of determining the amount of incentive compensation payable hereunder, as established by the Committee.
Section 1.6    “Retirement” shall have the meaning set forth in the Mastercard Incorporated 2006 Long Term Incentive Plan, as amended from time to time.

ARTICLE II
BONUS AWARDS
Section 2.1    Performance Targets.
(a)    The Committee (or subcommittee described in Section 6.1(a) below), will establish performance targets for each Performance Period. The performance targets for a Performance Period shall be based upon one or more of the following objective business criteria, or such other criteria determined by the Committee, in its discretion: (i) revenue; (ii) earnings (including earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, and earnings before or after taxes); (iii) operating income; (iv) net income; (v) profit or operating margins; (vi) earnings per share; (vii) return on assets; (viii) return on equity; (ix) return on invested capital; (x) economic value-added; (xi) stock price; (xii) gross dollar volume; (xiii) total shareholder return; (xiv) market share; (xv) book value; (xvi) expense management; (xvii) cash flow; (xviii) customer satisfaction; and (xix) strategic corporate or individual objectives. The foregoing criteria may relate to the Company, one or more of its affiliated employers or subsidiaries or one or more of its divisions, regions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In establishing performance targets under Section 2.1(b) based on these business criteria, the Committee may provide that the targets shall be adjusted to reflect specified extraordinary, unusual and/or non-recurring items.
(b)    The performance targets shall be established by the Committee (or subcommittee) for a Performance Period (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days or, if less, the number of days which is equal to 25 percent of the relevant Performance Period, after the commencement of the Performance Period to which the performance target relates.
Section 2.2    Bonus Awards.
(a)    The maximum bonus award payable to any Participant with respect to any calendar year of the Company shall not exceed $10,000,000. The Committee shall establish a target level of bonus for each year for each Participant and the maximum bonus payable to each Participant shall be 250 percent of the Participant’s target bonus; provided, however, that the aggregate maximum bonus payable to all Participants shall be 200 percent of the aggregate target bonuses.
(b)    Prior to the payment of a bonus award to any Participant, the Committee (or subcommittee described in Section 6.1(a) below) shall certify in writing the level of performance attained for the Performance Period to which such bonus award relates. The Committee shall have no discretion to increase the amount of a Participant’s maximum bonus award that would otherwise be payable to the Participant upon the achievement of specified levels of the performance target established by the Committee, however, the Committee may exercise negative discretion to make an award to any Participant for any Performance Period in an amount that is less than such maximum bonus award.
ARTICLE III
PAYMENT OF BONUS AWARD
Section 3.1    Form of Payment. Each Participant’s bonus award shall be paid in cash.
Section 3.2    Timing of Payment. Unless otherwise elected by the Participant pursuant to Section 3.3 below, each bonus award shall be paid in the first 2 ½ months of the year following the end of the Performance Period.
Section 3.3    Deferral of Payment. Payments of bonus awards under the Plan are eligible for deferral as allowed under the Mastercard Incorporated Deferral Plan.
ARTICLE IV
BONUS AWARD RECOUPMENT POLICY
Section 4.1    Forfeiture/Recoupment in the event of restatement. In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover bonus awards that were paid under the Plan to a Participant with respect to the period covered by the restatement as set forth herein. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the Participant the portion of the bonus award paid (or earned) in excess of the payment that would have been made based on the restated financial results. The Company will not seek to recover bonus awards paid (or, in the case of a deferred bonus, earned) more than three years after the date the Company filed the original report with the Securities and Exchange Commission that contained the inaccurate financial results to be restated.

Section 4.2    Forfeiture/Recoupment in the event of detrimental behavior. In the event a Participant engages in misconduct which has or might reasonably be expected to have material reputational or other harm to the Company, the Committee has the discretion to forfeit the Participant’s bonus award for the Performance Period in which the misconduct was discovered and recover bonus awards that were paid under the Plan to a Participant (or, in the case of a deferred bonus, earned by such Participant) in the three-year period prior to the date the misconduct was discovered or prior to the date the full impact of the misconduct was known, as determined by the Committee.
Section 4.3    Forfeiture/Recoupment required by law. The Recoupment Policy set forth in this Article IV shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law. Further, the Recoupment Policy is in addition to, and not in lieu of, any recoupment requirements under the Sarbanes-Oxley Act or under other applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and shall apply notwithstanding anything to the contrary in the Plan.
ARTICLE V
TERMINATIONS
Section 5.1    Terminations. Unless otherwise determined by the Committee, a Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be a Participant at any time prior to the date a bonus award is paid in respect of a Performance Period shall not be eligible to receive any bonus award with respect to such Performance Period. Notwithstanding the foregoing, (i) in the event of a Participant’s death during a Performance Period or prior to the date a bonus award is paid in respect of a Performance Period, the Participant shall receive within 75 days of death the target award payable for the Performance Period of the Participant’s death; (ii) in the event of a Participant’s termination by reason of Disability during the Performance Period or prior to the date a bonus award is paid in respect of a Performance Period, the Participant shall receive within 75 days of such termination a partial target award, prorated based on the portion of the Performance Period that elapsed prior to such termination of employment by reason of Disability; and (iii) in the event of a Participant’s Retirement during a Performance Period or prior to the date a bonus award is paid in respect of a Performance Period, the Participant shall receive a partial award based on the level of performance attained for such Performance Period, as determined pursuant to Section 2.2(b), prorated based on the portion of the Performance Period that elapsed prior to the Participant’s Retirement, and paid to the Participant in accordance with Section 3.2 above.
ARTICLE VI
ADMINISTRATION
Section 6.1    Administration.
(a)    The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof.
(b)    It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Committee’s decisions or actions in respect thereof shall be conclusive and binding upon any and all Participants and their beneficiaries, successors and assigns, and all other persons.

ARTICLE VII
OTHER PROVISIONS

Section 7.1    Term. This Plan, as approved by the Committee on September 7, 2022, shall be effective for bonuses awarded for 2022 and thereafter.
Section 7.2    Amendment, Suspension or Termination of the Plan. This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee.
Section 7.3    Bonus Awards and Other Plans. Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any Participant under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to Participants.
Section 7.4    Miscellaneous.
(a)    The Company shall deduct all federal, state and local taxes required by law to be withheld from any bonus award earned by or paid to a Participant hereunder, including, without limitation, any Federal Insurance Contributions Act taxes required to be withheld on a deferred bonus award prior to its payment.
(b)    In no event shall the Company be obligated to pay to any Participant a bonus award for a Performance Period by reason of the Company’s payment of a bonus award to such Participant in any other Performance Period.
(c)    The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside, except as provided in the Mastercard Incorporated Deferral Plan, in the event of a deferral thereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus award under the Plan.
(d)    Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company, or shall affect the right of the Company to terminate the employment or other service of any person at any time with or without cause.
(e)    No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.
(f)    Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.
(g)    The validity, construction, interpretation and administration of the Plan and any bonus awards under the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest herein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of New York (determined without regard to its conflict of laws provisions).

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